UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM 8-K
__________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 14, 2023

__________________________
Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)
__________________________

Delaware	0-19254	11-2682486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530
(Address of Principal Executive Offices) (Zip Code)
516-683-6000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
__________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	LCUT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2023, Lifetime Brands, Inc. (the “Company”), entered into Amendment No. 2 (the “Amendment”) to amend that certain Loan Agreement, dated as of March 2, 2018, among the Company, as borrower, the other loan parties from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and adding Manufacturers and Traders Trust Company, as syndication agent (the “Term Loan Agreement”). In connection with the Amendment, the Company borrowed on its asset based loan facility $48.7 million to make a voluntary prepayment of principal on the Tranche B Term Loans and approximately $9.0 million to pay the original issue discount, related fees and expenses. The Amendment, among other things, converted the Company's remaining Tranche B Term Loans to Extended Term Loans in an outstanding principal amount of $150.0 million and with a maturity of August 26, 2027 (“Extended Term Loan”).

The Extended Term Loan will be repaid, commencing March 31, 2024, in quarterly payments of principal each equal to 1.25% of the original aggregate principal amount of the Extended Term Loan with the remaining balance payable on the maturity date. The Extended Term Loan requires the Company to make an annual prepayment of principal, shortly after delivery of the Company’s audited financial statements, beginning with those for the fiscal year ending December 31, 2024, based upon a percentage of the Company’s excess cash flow, (“Excess Cash Flow”), if any. The percentage applied to the Company’s excess cash flow is based on the Company’s Total Net Leverage Ratio (as defined in the Amendment). When an Excess Cash Flow payment is required, each lender has the option to decline a portion or all of the prepayment amount payable to it. Per the Extended Term Loan, when the Company makes an Excess Cash Flow prepayment, the payment is first applied to satisfy the next eight (8) scheduled future quarterly required payments of the Extended Term Loan in order of maturity and then to the remaining scheduled installments on a pro rata basis.

The Extended Term Loan bears interest, at the Company’s option, at one of the following rates: (i) alternate base rate, defined, for any day, as the greater of (x) the prime rate, (y) a federal funds and overnight bank funding based rate plus 0.5% or (z) one-month Adjusted Term SOFR, but not less than 1.0%, plus 1.0%, plus a margin of 4.5% or (ii) Adjusted Term SOFR (Term SOFR plus the Term SOFR Adjustment) for the applicable interest period, but not less than 1.0%, plus a margin of 5.5%.

As a result of the Amendment, the Company must comply with a financial covenant that it will not permit the Total Net Leverage Ratio (as defined in the Amendment), determined as of the end of each of its fiscal quarters ending on or after December 31, 2023, to be greater than 5.00 to 1.00.

The proceeds of the Extended Term Loan will be used to finance the working capital needs and for general corporate purposes (including Restricted Payments and Permitted Acquisitions as permitted per the Term Loan Agreement).

The foregoing description of the terms and conditions of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment (including the conformed amended Loan Agreement, which is attached as Exhibit A thereto), which Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On November 15, 2023, the Company announced the completion of the Amendment to the Company’s existing Term Loan Agreement due 2025 through an extended maturity of August 2027 (the “Press Release”). The Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.
10.1	Amendment No. 2, dated as of November 14, 2023, by and among the Company, the other Loan Parties party thereto (as defined therein), and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press release dated November 15, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker Executive Vice President, Treasurer and Chief Financial Officer
Date: November 15, 2023